Exhibit 99.1

AOL REPORTS Q2 EARNINGS

NEW YORK – August 9, 2011 - AOL Inc. (NYSE: AOL) released second quarter 2011 results today.

“AOL’s return to global advertising growth for the first time since 2008 reflects the hard work of our team and another meaningful step forward in the comeback of the AOL brand,” said Tim Armstrong, Chairman and CEO. “AOL is singularly focused on becoming the next great media company for the digital age and we have positioned the Company’s best people, technology and assets in front of some of the largest opportunities on the internet.”

Summary Results

In millions (except per share amounts)

	Q2 2011	Q2 2010	Change
Revenue
Advertising	$319.0	$304.7	5%
Subscription	201.3	260.2	-23%
Other	21.9	27.3	-20%

Total revenues	$542.2	$592.2	-8%
Adjusted operating income before depreciation and amortization (OIBDA) (1)	$76.6	$191.9	-60%
Restructuring costs	$0.6	$11.1	-95%

Goodwill impairment charge	$—	$1,414.4	-100%
Operating loss	$(5.8)	$(1,331.8)	-100%
Net loss	$(11.8)	$(1,055.0)	-99%

Basic and Diluted EPS from continuing operations	$(0.11)	$(10.02)	-99%

Cash provided by continuing operations	$104.8	$159.0	-34%
Free Cash Flow (1)	$77.2	$134.5	-43%

(1)	See Page 8 for a reconciliation of Adjusted OIBDA and Free Cash Flow to the GAAP financial measures the Company considers most comparable.

Q2 Noteworthy Items:

•	AOL grew consumer usage in key internet growth areas:

•

AOL Huffington Post Media Group rapidly integrated AOL and The Huffington Post properties, honed its focus on marquee brands and launched new properties globally. User comments on The Huffington Post for Q2 surpassed 12 million and in July surpassed 100 million since the site’s inception, while its unique visitors surpassed 30 million and The New York Times in May according to comScore.

•	In local, Patch entered 44 additional towns to end Q2 in 846 towns.

•	In premium formats, the total number of Devil ad impressions served and the number of third party publishers using the Pictela platform grew more than 100% versus Q1 2011.

•	In Video, viewers and views continued to grow more than 100% year-over-year.

•	AOL made significant progress in the turnaround of its advertising revenue:

•

Growing global advertising revenue for the first time since Q2 2008, despite the impact of AOL’s 2010 exit from certain countries, operations and products. These initiatives are discussed further on page 2.

•	Growing global display revenue year-over-year for the second consecutive quarter, driven by 16% growth in domestic display revenue.

•	Growing third party network revenue year-over-year for the first time since Q4 2009. Q2 2011 represents the fourth consecutive quarter of sequential growth in third party network revenue.

•	Subscription revenue declines reflect a 21% decline in access subscribers year-over-year, while monthly average churn of 2.2% continues the trend of meaningful year-over-year churn reduction.

•

AOL’s change in net loss (excluding a Q2 2010 goodwill impairment charge) and Adjusted OIBDA year-over-year primarily reflects lower total revenue, increased investment in Patch and other strategic areas and a $10.2 million increase in incentive compensation related to acquisitions made in 2010 and 2011.

•	At June 30, 2011, AOL had $458.7 million of cash. Q2 2011 cash provided by continuing operations was $104.8 million, while Free Cash Flow was $77.2 million.

DISCUSSION OF RESULTS

Revenue

Revenue Summary

	Q2 2011	Q2 2010	Change
	(In millions)
Advertising revenue
Display	$137.6	$121.0	14%
Display - domestic	126.8	109.0	16%
Display - international	10.8	12.0	-10%
Search and contextual	87.8	111.3	-21%

AOL Properties	225.4	232.3	-3%
Third Party Network	93.6	72.4	29%

Total advertising revenue	319.0	304.7	5%

Subscription revenue	201.3	260.2	-23%

Other revenue	21.9	27.3	-20%

Total revenue	$542.2	$592.2	-8%

Global advertising revenue grew year-over-year in Q2 2011, reflecting double digit growth in both third party network and display revenue and marking the first quarter of global advertising growth since Q2 2008.

Global advertising revenue grew $14.3 million versus Q2 2010 despite being negatively impacted by $11.8 million related to the following: $5.9 million in lower search and contextual revenue primarily reflecting the sale of ICQ in July 2010; $3.0 million in lower third party network revenue associated with European shutdowns and the de-emphasis of low margin search engine campaign management and lead generation affiliate products; $1.6 million in lower international display revenue reflecting the sale in 2010 of Bebo and ICQ; and $1.3 million in lower domestic display revenue reflecting the sale in 2010 of Digital Marketing Services.

Excluding the impacts of the items discussed above, AOL’s global advertising revenue growth was driven by increases in third party network and display revenue. Third party network revenue increased $24.2 million, primarily reflecting 15% growth in Ad.com and $10.9 million related to the acquisitions of 5 Minutes Ltd. and goviral A/S. Display growth was driven by an 18% increase in domestic display revenue reflecting improved pricing on premium display advertising, a portion of which is attributable to our acquisitions of The Huffington Post and TechCrunch. The increase in display revenue also reflects improved yield management, performance-based fees related to marketing of third party products and services and an increase in Patch revenues. Partially offsetting advertising revenue growth was a decline in search and contextual revenue of $17.6 million which includes $13.3 million primarily related to fewer domestic queries and a 21% year-over-year decrease in domestic AOL-brand access subscribers, as well as a $4.3 million impact from fewer international queries.

Subscription revenue declines reflect the 21% decline in domestic AOL-brand access subscribers noted above and a 3% decline in average revenue per subscriber. Monthly average churn for the period was 2.2%, as compared to 2.6% in the prior year period, and the average paid tenure of our domestic AOL-brand access subscribers has increased to approximately 10 years this period from approximately 9 years in the prior year period.

Other revenue declines primarily reflect lower mobile carrier revenues.

Profitability

AOL’s change in net loss, excluding the impact of the Q2 2010 goodwill impairment charge and Adjusted OIBDA reflects the lower revenue discussed above and increased costs of revenues. Costs of revenues reflect increased personnel costs due primarily to increased investment in Patch and other areas of strategic focus including acquisitions made in 2010 and particularly in Q1 2011. Increased costs of revenue also reflect $10.2 million of increased incentive compensation expense associated with the aforementioned acquisitions and $9.5 million of increased traffic acquisition costs (TAC) reflecting increased third party advertising revenue. Operating income also reflects an $18.5 million decrease in depreciation and amortization in Q2 2011 versus Q2 2010 primarily due to a decline in depreciable assets and a re-evaluation of the useful lives of certain intangible assets, which resulted in incremental amortization expense of $7.1 million in Q2 2010.

Tax

The Company had a pre-tax loss from continuing operations of $7.5 million. However, due to the impact of foreign losses, for which no benefit is received, and changes to state tax and apportionment rates, we recorded income tax expense of $4.3 million. Due to the size of these items in Q2 2011 relative to the Company’s pre-tax loss, the Company’s effective tax rate for the three months ended June 30, 2011 differs significantly from the statutory U.S. federal income tax rate of 35.0% and from the Company’s effective tax rate of 20.0% for the three months ended June 30, 2010.

Cash Flow

Q2 2011 cash from continuing operations was $104.8 million while Free Cash Flow was $77.2 million. Cash provided by continuing operations and Free Cash Flow declined versus Q2 2010, primarily reflecting the increase in operating loss, excluding the impact of the Q2 2010 goodwill impairment charge, partially offset by lower TAC, restructuring and retention bonus payments in Q2 2011 as compared to Q2 2010.

OPERATING METRICS

	Q2 2011	Q2 2010	% Change
Subscriber Information
Domestic AOL-brand access subscribers (in thousands) (1)	3,433	4,362	-21%
Domestic average monthly subscription revenue per AOL-brand access subscriber (ARPU)	$17.53	$18.10	-3%
Domestic AOL-brand access subscriber monthly average churn (2)	2.2%	2.6%	-15%

Unique Visitors (in millions) (3)
Domestic average monthly unique visitors to AOL Properties	113	112	1%
Domestic average monthly unique visitors to the AOL Huffington Post Media Group (HPMG) (4)	102	101	1%
Domestic average monthly unique visitors to AOL Advertising Network (5)	183	184	-1%

(1)	Domestic AOL-brand access subscribers include subscribers participating in introductory free-trial periods and subscribers that are paying no monthly fees or reduced monthly fees through member service and retention programs. Individuals who have registered for our free offerings, including subscribers who have migrated from paid subscription plans, are not included in the AOL-brand access subscriber numbers presented above. The average monthly subscription revenue per subscriber is calculated as average monthly subscription revenue divided by the average monthly subscribers for the applicable period.
(2)	Churn represents the number of subscribers that terminate or cancel our services, factoring in new and reactivated subscribers. Monthly average churn is calculated as the monthly average of terminations plus cancellations divided by the initial subscriber base plus any new registrations and reactivations for the applicable period.
(3)	See “Unique Visitor Metrics” on page 9 of this press release.
(4)	HPMG is a subset of AOL Properties and excludes Mail, Instant Messaging and AOL Ventures. See “Unique Visitor Metrics” on page 9 of this press release for additional information.
(5)	We also utilize unique visitors to evaluate the reach of our total advertising network, which includes both AOL Properties and the Third Party Network.

Webcast and Conference Call Information

AOL Inc. will host a conference call to discuss second quarter 2011 financial results on Tuesday, August 9, 2011, at 8:00 am Eastern Time (ET). To access the call, parties in the United States and Canada should call toll-free (866) 761-0749 and international parties should call (617) 614-2707. Additionally, a live webcast of the conference call, together with supplemental financial information, can be accessed through the Company’s Investor Relations website at http://ir.aol.com. In addition, an archive of the webcast can be accessed through the link above for one year following the conference call, and an audio replay of the call will be available for two weeks following the conference call by calling (888) 286-8010 and international parties should call (617) 801-6888. The access code for the replay is 91984068.

FINANCIAL STATEMENTS

AOL Inc.

Consolidated Statements of Operations

(Unaudited; in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Advertising	$319.0	$304.7	$632.7	$659.0
Subscription	201.3	260.2	416.7	542.9
Other	21.9	27.3	44.2	54.6

Total revenues	542.2	592.2	1,093.6	1,256.5
Costs of revenues	403.4	335.0	792.3	699.7
Selling, general and administrative	117.3	127.8	238.0	261.1
Amortization of intangible assets	26.7	35.7	50.9	97.9
Restructuring costs	0.6	11.1	28.4	34.5
Goodwill impairment charge	—	1,414.4	—	1,414.4
Loss on disposal of assets and consolidated businesses, net	—	—	1.6	—

Operating loss	(5.8)	(1,331.8)	(17.6)	(1,251.1)
Other loss, net	(1.7)	(4.4)	(1.1)	(7.1)

Loss from continuing operations before income taxes	(7.5)	(1,336.2)	(18.7)	(1,258.2)
Income tax provision (benefit)	4.3	(267.2)	(11.6)	(230.4)

Loss from continuing operations	(11.8)	(1,069.0)	(7.1)	(1,027.8)
Discontinued operations, net of tax	—	14.0	—	7.5

Net loss	$(11.8)	$(1,055.0)	$(7.1)	$(1,020.3)

Per share information:
Basic and diluted loss per common share from continuing operations	$(0.11)	$(10.02)	$(0.07)	$(9.65)
Discontinued operations, net of tax	—	0.13	—	0.07

Basic and diluted net loss per common share	$(0.11)	$(9.89)	$(0.07)	$(9.58)

Shares used in computing basic and diluted income per common share	107.0	106.7	106.9	106.5

Depreciation expense by function:
Costs of revenues	$36.0	$42.9	$74.6	$86.3
Selling, general and administrative	6.4	9.0	12.2	19.9

Total depreciation expense	$42.4	$51.9	$86.8	$106.2

Equity-based compensation by function:
Costs of revenues	$4.5	$2.1	$7.9	$4.0
Selling, general and administrative	6.5	7.1	13.5	14.9

Total equity-based compensation	$11.0	$9.2	$21.4	$18.9

Incentive compensation expense related to acquired companies by function: (1)
Costs of revenues	$10.3	$0.4	$18.1	$0.7
Selling, general and administrative	0.3	—	0.9	—

Total incentive compensation expense related to acquired companies	$10.6	$0.4	$19.0	$0.7

Traffic Acquisition Costs (included in costs of revenues)	$74.3	$64.8	$145.7	$154.0

(1)	These amounts relate to incentive cash compensation arrangements with employees of acquired companies made at the time of acquisition. Incentive compensation amounts are recorded as compensation expense over the future service period of the employees of the acquired companies.

AOL Inc.

Consolidated Balance Sheets

(In millions, except per share amounts)

	June 30,	December 31,
	2011	2010
	(unaudited)
Assets
Current assets:
Cash and equivalents	$458.7	$801.8
Accounts receivable, net of allowances of $11.0 and $16.1, respectively	285.8	307.7
Prepaid expenses and other current assets	52.1	46.8
Deferred income taxes	123.0	82.9

Total current assets	919.6	1,239.2
Property and equipment, net	543.2	529.2
Goodwill	1,072.2	810.9
Intangible assets, net	175.5	99.6
Long-term deferred income taxes	225.4	258.4
Other long-term assets	43.2	25.0

Total assets	$2,979.1	$2,962.3

Liabilities and Equity
Current liabilities:
Accounts payable	$67.1	$80.0
Accrued compensation and benefits	105.1	114.5
Accrued expenses and other current liabilities	194.1	236.3
Deferred revenue	85.0	92.6
Current portion of obligations under capital leases	44.4	35.2

Total current liabilities	495.7	558.6
Obligations under capital leases	75.5	50.9
Restructuring liabilities	2.9	7.0
Deferred income taxes	5.0	—
Other long-term liabilities	76.5	58.9

Total liabilities	655.6	675.4

Stockholders’ equity:
Common stock, $0.01 par value, 107.0 million and 106.7 million shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	1.1	1.1
Additional paid-in capital	3,405.5	3,376.6
Accumulated other comprehensive loss, net	(273.1)	(287.9)
Accumulated deficit	(810.0)	(802.9)

Total stockholders’ equity	2,323.5	2,286.9

Total liabilities and stockholders’ equity	$2,979.1	$2,962.3

AOL Inc.

Consolidated Statements of Cash Flows

(Unaudited; in millions)

	Six Months Ended June 30,
	2011	2010
Operations

Net loss	$(7.1)	$(1,020.3)
Less: Discontinued operations, net of tax	—	7.5

Net loss from continuing operations	(7.1)	(1,027.8)
Adjustments for non-cash and non-operating items:
Depreciation and amortization	137.7	204.1
Asset impairments	4.2	1,417.3
Equity-based compensation	21.4	18.9
Other non-cash adjustments	7.5	4.9
Excess tax benefit on equity-based compensation	—	(1.5)
Deferred income taxes	(14.2)	(412.7)
Changes in operating assets and liabilities, net of acquisitions	(54.0)	118.7

Cash provided by continuing operations	95.5	321.9
Cash used by discontinued operations	—	(0.8)

Cash provided by operations	95.5	321.1

Investing Activities
Investments and acquisitions, net of cash acquired	(372.2)	(24.2)
Proceeds from disposal of assets and consolidated businesses, net	1.3	4.8
Capital expenditures and product development costs	(36.1)	(45.3)
Investment activities from discontinued operations	—	14.8

Cash used by investing activities	(407.0)	(49.9)

Financing Activities

Principal payments on capital leases	(23.7)	(17.0)
Excess tax benefit on equity-based compensation	—	1.5
Increase in cash collateral securing letters of credit	(12.8)	—

Cash used by financing activities	(36.5)	(15.5)

Effect of exchange rate changes on cash and equivalents	4.9	(6.9)

Increase (decrease) in cash and equivalents	(343.1)	248.8

Cash and equivalents at beginning of period	801.8	147.0

Cash and equivalents at end of period	$458.7	$395.8

SUPPLEMENTAL INFORMATION – UNAUDITED

Items impacting comparability: The following table represents certain items that impacted the comparability of net income for the three and six months ended June 30, 2011 and 2010 (In millions, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Accelerated amortization of intangible assets (1)	$—	$(7.1)	$—	$(40.0)
Restructuring costs	(0.6)	(11.1)	(28.4)	(34.5)
Goodwill impairment charge	—	(1,414.4)	—	(1,414.4)
Equity-based compensation expense	(11.0)	(9.2)	(21.4)	(18.9)
Incentive compensation expense related to acquired companies (2)	(10.6)	(0.4)	(19.0)	(0.7)

Pre-tax impact	(22.2)	(1,442.2)	(68.8)	(1,508.5)

Income tax impact (3)	6.3	14.5	23.1	45.0

After-tax impact	(15.9)	(1,427.7)	(45.7)	(1,463.5)
Income tax benefit related to anticipated worthless stock deduction	—	302.7	7.1	302.7
Discontinued operations, net of tax (4)	—	14.0	—	7.5

After-tax impact of items impacting comparability of net income	$(15.9)	$(1,111.0)	$(38.6)	$(1,153.3)

Impact per basic and diluted common share	$(0.15)	$(10.41)	$(0.36)	$(10.83)

Effective tax rate (5)	40.1%	39.9%	40.1%	39.9%

(1)	Amortization of intangible assets for the three and six months ended June 30, 2010 included the impact of the reevaluation of the useful lives of certain intangible assets in the fourth quarter of 2009 in connection with our restructuring initiative.
(2)	These amounts relate to incentive cash compensation arrangements with employees of acquired companies made at the time of acquisition. Incentive compensation amounts are recorded as compensation expense over the future service period of the employees of the acquired companies. For tax purposes, a portion of these costs are treated as additional basis in the acquired entity and are not deductible, until disposition of the acquired entity.
(3)	The income tax impact is calculated by applying the normalized effective tax rate to deductible items. Items that are not deductible include the majority of the goodwill impairment charge and a portion of the incentive compensation expense, discussed above.
(4)	Discontinued operations, net of tax includes the results of operations of buy.at for the three and six months ended June 30, 2010.
(5)	For the three and six months ended June 30, 2011 was calculated based on AOL’s 2011 projected normalized annual effective tax rate. The income tax impact for the three and six months ended June 30, 2010 was calculated based on AOL’s 2010 normalized annual effective tax rate.

AOL Inc.

Reconciliation of Adjusted OIBDA to Operating Income and Free Cash Flow to Cash Provided by Continuing Operations

(Unaudited; in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Operating income (loss)	$(5.8)	$(1,331.8)	$(17.6)	$(1,251.1)
Add: Depreciation	42.4	51.9	86.8	106.2
Add: Amortization of intangible assets	26.7	35.7	50.9	97.9
Add: Restructuring costs	0.6	11.1	28.4	34.5
Add: Equity-based compensation	11.0	9.2	21.4	18.9
Add: Asset impairments	2.7	1,415.9	4.2	1,417.3
Add: Losses/(gains) on disposal of consolidated businesses, net	—	—	1.6	—
Add: Losses/(gains) on asset sales	(1.0)	(0.1)	—	(0.5)

Adjusted OIBDA	$76.6	$191.9	$175.7	$423.2

Cash provided by continuing operations	$104.8	$159.0	$95.5	$321.9
Less: Capital expenditures and product development costs	14.9	15.8	36.1	45.3
Less: Principal payments on capital leases	12.7	8.7	23.7	17.0

Free Cash Flow	$77.2	$134.5	$35.7	$259.6

Note Regarding Non-GAAP Financial Measures

This press release and its attachments include the financial measures Adjusted OIBDA and Free Cash Flow, both of which are defined as non-GAAP financial measures by the Securities and Exchange Commission (SEC). These measures may be different than similarly-titled non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). Explanations of our non-GAAP financial measures are as follows:

Adjusted OIBDA. We define Adjusted OIBDA as operating income before depreciation and amortization excluding the impact of restructuring costs, non-cash equity-based compensation, gains and losses on all disposals of assets (including those recorded in costs of revenues) and non-cash asset impairments. During the first quarter of 2011, we modified our definition of Adjusted OIBDA to exclude the impacts of restructuring costs, which we do not believe are indicative of our core operating performance, and equity-based compensation, which will allow us to be more closely aligned with the industry and analyst community. We consider Adjusted OIBDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets, amortization of intangible assets that were primarily recognized in business combinations and asset impairments, as well as the effect of gains and losses on asset sales, which we do not believe are indicative of our core operating performance. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business or the current or future expected cash expenditures for restructuring costs. The Adjusted OIBDA measure also does not include equity-based compensation, which is and will remain a key element of our overall long-term compensation package. Moreover, the Adjusted OIBDA measures do not reflect gains and losses on asset sales or impairment charges related to goodwill, intangible assets and fixed assets which impact our operating performance. We evaluate the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.

Free Cash Flow. We define Free Cash Flow as cash provided by continuing operations, less capital expenditures and product development costs and principal payments on capital leases. We consider Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the continuing business that, after capital expenditures and product development costs and principal payments on capital leases, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of Free Cash Flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation on the use of this metric is that Free Cash Flow does not represent the total increase or decrease in cash for the period because it excludes certain non-operating cash flows and the results of discontinued operations.

Unique Visitor Metrics

We utilize unique visitor numbers to evaluate the performance of AOL Properties. In addition, we utilize unique visitor numbers to evaluate the reach of our total advertising network, which includes both AOL Properties and the Third Party Network. Unique visitor numbers provide an indication of our consumer reach. Although our consumer reach does not correlate directly to advertising revenue, we believe that our ability to broadly reach diverse demographic and geographic audiences is attractive to brand advertisers seeking to promote their brands to a variety of consumers without having to partner with multiple content providers. The source for our unique visitor information is a third party (comScore Media Metrix, or “Media Metrix”). While we are familiar with the general methodologies and processes that Media Metrix uses in estimating unique visitors, we have not performed independent testing or validation of Media Metrix’s data collection systems or proprietary statistical models, and therefore we can provide no assurance as to the accuracy of the information that Media Metrix provides.

Following the acquisition of The Huffington Post on March 4, 2011, AOL aligned all of its content under the newly formed AOL Huffington Post Media Group (HPMG), which is a subset of AOL Properties and excludes Mail, Instant Messaging and AOL Ventures. Unique visitors to The Huffington Post are included subsequent to the acquisition date.

Cautionary Statement Concerning Forward-Looking Statements

This press release and our conference call at 8:00 a.m. Eastern Time today may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding business strategies, market potential, future financial and operational performance and other matters. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” section contained in our Annual Report on Form 10-K for the year ended December 31, 2010 (the “Annual Report”), filed with the Securities and Exchange Commission. In addition, we operate a web services company in a highly competitive, rapidly changing and consumer- and technology-driven industry. This industry is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors. Further, lower than expected market valuations associated with our cash flows and revenues may result in our inability to realize the value of recorded intangibles and goodwill. In addition, achieving our business and financial objectives, including growth in operations and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or referenced under the “Risk Factors” section contained in the Annual Report as well as, among other things: 1) changes in our plans, strategies and intentions; 2) the impact of significant acquisitions, dispositions and other similar transactions; 3) our ability to attract and retain key employees; 4) any cost reductions, restructuring actions or similar efforts, including with respect to any associated savings, charges or other amounts; 5) market adoption of new products and services; 6) the failure to meet earnings expectations; 7) asset impairments; 8) decreased liquidity in the capital markets; 9) our inability to access the capital markets for debt securities or bank financings; and 10) the impact of “cyber-warfare” or terrorist acts and hostilities.

About AOL

AOL Inc. (NYSE: AOL) is a premier global media company with a suite of brands and products serving consumers, advertisers and publishers worldwide. The AOL Huffington Post Media Group is a leading source of news, opinion, entertainment, community and digital information comprising a wide range of destination websites, including AOL.com, The Huffington Post, TechCrunch, Moviefone, Engadget, Patch, AOL Music, StyleList and MapQuest. The AOL Advertising.com Group includes Advertising.com, ADTECH, Pictela, Video (inclusive of AOL Video, goviral and 5min Media), Content Solutions and Sponsored Listings and serves a combined content and advertising market at scale through video, brand advertising, content and ad serving. AOL is focused on engaging consumers and providing online advertising services and solutions on both AOL Huffington Post Media Group destination websites and third-party websites, in addition to serving consumer platforms including AOL Mail, AIM, about.me, and mobile experiences. AOL also operates one of the largest Internet subscription access services in the U.S., which serves as another distribution channel for its consumer subscription products, such as AOL TechGuru and Computer Checkup.

Contacts:

AOL Investor Relations

Eoin Ryan

212-206-5025

Eoin.Ryan@teamaol.com

AOL Marketing & Corporate Communications

Maureen Sullivan

212-206-5030

Maureen.Sullivan@teamaol.com

AOL Inc.

770 Broadway, New York, NY, 10003

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